                                                                     EXHIBIT 5.1



November 18, 1997



Siebel Systems, Inc.
1885 South Grant Street
San Mateo, California 94402

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Siebel Systems, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 31,994 shares of the Company's Common Stock, $.001 par value, (the "Shares") pursuant to the InterActive WorkPlace, Inc. 1996 Stock Option Plan (the "Plan"). All outstanding options granted under the Plan were assumed by the Company pursuant to the merger of the Company and InterActive WorkPlace, Inc.

In connection with this opinion, we have examined the Registration Statement and related Prospectus, the Company's Certificate of Incorporation and Bylaws, as amended to date, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP



By:  /s/ Eric C. Jensen
   -------------------------------------
   Eric C. Jensen